Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	LHA
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
rcook@epicept.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com
Media:
Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EpiCept Corporation Confirms Engagement of SunTrust Robinson Humphrey to Include
Evaluation of Potential Sale Transactions

TARRYTOWN, N.Y. (January 24, 2012) – EpiCept Corporation (Nasdaq OMX Stockholm Exchange and OTCQX: EPCT) today confirmed that its engagement of SunTrust Robinson Humphrey to assist in exploring strategic alternatives to maximize the commercial opportunity of AmiKet™ includes the evaluation of potential transactions involving the sale of the Company. AmiKet™ is the Company’s prescription topical cream intended for the treatment of neuropathic pain. The engagement of SunTrust Robinson Humphrey will focus on the identification and implementation of a strategy designed to optimize AmiKet’s value for the Company’s shareholders.

In an article dated January 24, 2012 appearing in Nyhetsbyrån Direkt (Stockholm, Sweden), Jack Talley, EpiCept’s President and CEO, indicated that in addition to exploring strategic alternatives, the Company would consider a sale “at a reasonable price”.

EpiCept recently announced that it has received further encouraging guidance for the Phase III clinical and nonclinical development and subsequent New Drug Application (NDA) filing of AmiKet™ in the treatment of chemotherapy-induced peripheral neuropathy (CIPN) based on the issuance of the final minutes of the Company’s meeting with the U.S. Food and Drug Administration (FDA) in December 2011.

About AmiKet™
AmiKet™ is a prescription, topical analgesic cream containing 4% amitriptyline and 2% ketamine designed to provide relief from neuropathic pain, which affects more than 15 million people in the U.S. alone. In the first half of 2011, EpiCept announced positive results from a National Cancer Institute-sponsored study evaluating the efficacy and safety of AmiKet™ in CIPN, a painful condition that frequently occurs following systemic chemotherapy and that may interrupt, delay or even prevent completion of potentially curative chemotherapy regimens. A safe and effective therapeutic option for neuropathic pain associated with CIPN would address a significant unmet medical need.

About EpiCept Corporation
EpiCept is focused on the development and commercialization of pharmaceutical products for the treatment of cancer and pain. The Company’s pain portfolio includes AmiKet™, a prescription topical analgesic cream in late-stage clinical development designed to provide effective long-term relief of pain associated with peripheral neuropathies. The Company’s lead oncology product is Ceplene®, which has been granted full marketing authorization by the European Commission for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia (AML) in first remission. The Company has other oncology drug candidates currently in clinical development that were discovered using in-house technology and have been shown to act as vascular disruption agents in a variety of solid tumors.

Forward-Looking Statements
This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that Ceplene® will not receive regulatory approval or marketing authorization in the United States or Canada, the risk that Ceplene® will not achieve significant commercial success, the risk that any required post-approval clinical study for Ceplene® will not be successful, the risk that we will not be able to maintain our final regulatory approval or marketing authorization for Ceplene®, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myrexis, the risk that the development of our other apoptosis product candidates will not be successful, the risk that clinical trials for AmiKet™ or crolibulinTM will not be successful, the risk that AmiKet™ or crolibulinTM will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for AmiKet™ on attractive terms, a timely basis or at all, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later-stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

*Azixa is a registered trademark of Myrexis, Inc.

# # #

EPCT-GEN